NAME OF REGISTRANT

Franklin Templeton Fund Allocator Series
File No. 811-07851


October 26, 2012 supplement to the Registrant's prospectus:



From: GOF P-6 10/12

SUPPLEMENT DATED OCTOBER 26, 2012
TO THE PROSPECTUSES
DATED MAY 1, 2012
OF
FRANKLIN TEMPLETON
FUND ALLOCATOR SERIES

Franklin Templeton Conservative Allocation Fund
Franklin Templeton Moderate Allocation Fund
Franklin Templeton Growth Allocation Fund
Franklin Templeton 2015 Retirement Target Fund
Franklin Templeton 2025 Retirement Target Fund
Franklin Templeton 2035 Retirement Target Fund
Franklin Templeton 2045 Retirement Target Fund


Effective January 1, 2013, each of the Franklin Templeton Conservative Allocation Fund, Franklin Templeton Moderate Allocation Fund and Franklin Templeton Growth Allocation Fund will transition its short-term investments (money market) strategic allocation to fixed-income funds, and as a result of this change will remove the Payden & Rygel 90 Day U.S. Treasury Bill Index as one of the secondary benchmark indices for performance comparisons.

Also effective January 1, 2013, each of the Franklin Templeton Conservative Allocation Fund, Franklin Templeton Moderate Allocation Fund, Franklin Templeton Growth Allocation Fund, Franklin Templeton 2015 Retirement Target Fund, Franklin Templeton 2025 Retirement Target Fund, Franklin Templeton 2035 Retirement Target Fund and Franklin Templeton 2045 Retirement Target Fund may increase its investments in third-party sponsored exchange-traded funds ("ETFs") from 5% of its net assets to 10% of its net assets.

Effective January 1, 2013, the Prospectus is amended as follows:

I.	For each of the Franklin Templeton Conservative Allocation Fund, Franklin
Templeton Moderate Allocation Fund and Franklin Templeton Growth Allocation
Fund, the 1st and 2nd paragraphs of the "FUND DETAILS - Principal Investment Policies and Practices" section are replaced as follows:
Under normal market conditions, the investment manager allocates each Fund's assets among the broad asset classes of equity and fixed-income investments by investing primarily in a distinctly-weighted combination of other mutual funds, predominantly other Franklin Templeton mutual funds (underlying funds) based on each underlying fund's predominant asset class. A small portion of each Fund's assets may be invested in exchange traded funds (ETFs). In addition, a small portion of the Fund's assets may be invested in underlying funds that provide exposure to commodities. These underlying funds and ETFs, in turn, invest in a variety of U.S. and foreign equity and fixed-income securities. The investment policies of the various underlying funds are described in the section called "Information about the Underlying Franklin Templeton Funds."

Following is a general guide the investment manager uses in allocating each of the Fund's assets among the broad asset classes. These percentages may be changed from time to time by the Funds' investment manager without the approval of shareholders, and may vary up to 5% from the stated allocations.

				Equity Funds	Fixed-Income Funds
Conservative Allocation Fund		40% 		60%
Moderate Allocation Fund		55% 		45%
Growth Allocation Fund			80% 		20%

II.	For each of the Franklin Templeton 2015 Retirement Target Fund, Franklin
Templeton 2025 Retirement Target Fund, Franklin Templeton 2035 Retirement
Target Fund and Franklin Templeton 2045 Retirement Target Fund, the 2nd paragraph of the "FUND DETAILS - Principal Investment Policies and Practices"
section is replaced as follows:
Under normal market conditions, the investment manager allocates each Fund's assets among the broad asset classes of equity, fixed-income and short-term (money market) investments by investing primarily in a distinctly-weighted combination of underlying funds, based on each underlying fund's predominant asset class. A small portion of each Fund's assets may be invested in exchange traded funds (ETFs). In addition, a small portion of the Fund's assets may be invested in underlying funds that provide exposure to commodities. The underlying funds and ETFs invest in a variety of U.S. and foreign equity, fixed-income and money market securities. The investment policies of the various underlying funds are described in this Prospectus in the section called "Information about the Underlying Franklin Templeton Funds."

Please keep this supplement for future reference.